Exhibit 99.1

Global Industries, Ltd.

For Immediate Release
PRESS RELEASE	Contact: James Gallagher
Tel: 281.529.7979
050207.02

GLOBAL INDUSTRIES, LTD. ANNOUNCES A 190% INCREASE IN NET INCOME
FOR THE FIRST QUARTER OF 2007 OVER THE SAME PERIOD LAST YEAR
Carlyss, Louisiana, May 2, 2007 — Global Industries, Ltd. (Nasdaq: GLBL) announced net income for the first quarter 2007 of $54.5 million, or $0.46 per diluted share, on revenues of $277.0 million compared to net income of $18.8 million, or $0.16 per diluted share, on revenues of $246.3 million for the first quarter 2006.
The increase in net income in the first quarter of 2007 over the same period in 2006 was primarily driven by increased gross profit supplemented by additional interest income earned on higher cash balances. This increase was partially offset by a corresponding increase in income taxes and higher selling, general and administrative expenses that includes incremental expenses associated with the retirement of the Company’s founder, William J. Doré.
The growth in gross profit during the first quarter of 2007 as compared to the same period last year was mainly attributable to improved pricing, efficiencies gained in the successful execution of projects in our Latin America segment, and improved profitability in our Asia Pacific and Gulf of Mexico Diving segments. This growth was reduced by lower profitability from our Gulf of Mexico OCD segment, in part, because we had fewer available vessel days. Also, the West Africa segment was unfavorably impacted by delayed start up of projects resulting in unrecovered idle vessel costs.
The effective tax rate declined to 31% for the first quarter of 2007 from 38% for the same period last year primarily due to improved earnings in foreign jurisdictions with lower statutory tax rates.
During the first quarter of 2007, the Company booked $349.4 million of new work resulting in a backlog of $530.2 million as of March 31, 2007 with bidding activities remaining high.
B.K. Chin, Chief Executive Officer of Global Industries, stated, “We are pleased to announce another quarter of outstanding financial results. We expect that demand for our offshore construction services in international regions, especially the Middle East and West Africa, will be strong for the remainder of 2007 which should substantially offset an anticipated decline in revenues and profitability in Latin America for the remainder of the year. We are actively pursuing new opportunities in Latin America            and believe that current trends in energy prices and offshore exploration will drive demand for our services in 2008 and beyond.”
A conference call will be held at 9:00 a.m. Central Daylight Time on May 3, 2007. Anyone wishing to listen to the conference call may dial 888.455.8368 or 210.839.8890 and request connection to the “Global First Quarter Earnings” call. Phone lines will open fifteen minutes prior to the start of the call. The call will also be webcast in real time on the Company’s website at www.globalind.com where it will be archived for anytime reference until May 18, 2007.

All individuals listening to the conference call or the replay are reminded that all conference call material is copyrighted by Global and cannot be recorded or rebroadcast without Global’s express written consent.
Global Industries, Ltd. provides offshore construction, engineering, project management, and support services including pipeline construction, platform installation and removal, SURF installation, IRM, and diving to the oil and gas industry worldwide. The Company’s shares are traded on The NASDAQ Global Select Market under the symbol “GLBL.”
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are: industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.

	Set forth are the Company’s results of
	operations and selected balance sheet
	amounts for the periods indicated
	Unaudited
	(In thousands, except per share amounts)
	Three Months Ended
	March 31,
	2007	2006

Revenues	$277,009	$246,267
Cost of operations	183,535	198,137

Gross profit	93,474	48,130
Net gain on asset disposal	(1,320)	(291)
Selling, general and administrative expenses	18,144	16,286

Operating income	76,650	32,135

Other expense (income):
Interest expense	2,741	2,036
Other income, net	(4,885)	(33)

Income before taxes	78,794	30,132
Income taxes	24,338	11,368

Net income	$54,456	$18,764

Earnings Per Common Share
Basic	$0.47	$0.16
Diluted	0.46	0.16

Weighted Average Common Shares Outstanding
Basic	116,583	114,171
Diluted	117,982	115,609

Other Data
Depreciation and Amortization	$16,799	$14,455
Backlog at March 31, 2007 and 2006	530,218	689,900

	As of		As of
	March 31,		December 31,
	2007		2006
Selected Balance Sheet Amounts
Cash	$426,391		$352,178
Working Capital (including cash)	519,735		460,126
Total Assets	1,149,038		1,070,997
Debt (including current portion)	71,280		73,260
Shareholders’ Equity	789,855	*	725,565

*	Includes a positive $1.4 million cumulative adjustment to the balance of retained earnings on January 1, 2007 for the implementation of FIN 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB No. 109.

	Set forth are the Company’s results of operations
	for the periods indicated
	Unaudited
	(In thousands)
	Three Months Ended
	March 31,
Reportable Segments	2007	2006

Total segment revenues
Gulf of Mexico OCD	$16,862	$59,992
Gulf of Mexico Diving	29,398	29,461
Latin America	101,848	62,494
West Africa	51,285	33,081
Middle East	74,856	72,271
Asia Pacific	9,604	5,348

	283,853	262,647

Intersegment eliminations
Gulf of Mexico OCD	(2,137)	—
Gulf of Mexico Diving	(1,768)	(15,745)
Latin America	—	(635)
Middle East	(2,464)	—
Asia Pacific	(475)	—

	(6,844)	(16,380)

Consolidated revenues	$277,009	$246,267

Income (loss) before taxes
Gulf of Mexico OCD	$(754)	$11,631
Gulf of Mexico Diving	10,803	7,930
Latin America	53,562	(1,112)
West Africa	(209)	4,083
Middle East	9,379	11,921
Asia Pacific	6,013	(3,849)
Over (under) allocated corporate expenses	—	(472)

Consolidated income before taxes	$78,794	$30,132